EXHIBIT 4(a)

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

IMPATH INC.

     The Second Restated Certificate of Incorporation of IMPATH Inc. (which was originally incorporated in Delaware on March 1, 1988 under the name BioPath, Inc.), is hereby duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. This Second Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of the Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Second Restated Certificate of Incorporation. The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

ARTICLE I

NAME

     The name of the corporation is: IMPATH Inc.

ARTICLE II

PURPOSES

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware other than the banking business, the trust company business or the practice of a profession not permitted to be incorporated by the General Corporation Law of the State of Delaware.

ARTICLE III

AGENT FOR SERVICE

     The name and address in the State of Delaware of the corporation’s agent for service of process is:

The Corporation Service Company 711 Centreville Road, Suite #400 Wilmington, Delaware 19808 County of New Castle, Delaware

ARTICLE IV

CAPITAL STOCK

     The total number of shares of capital stock which the corporation shall have authority to issue is One Million (1,000,000) shares of preferred stock, $.01 par value per share (the “Preferred Stock”), and Seventy Million (70,000,000) shares of common stock, $.005 par value per share (the “Common Stock”).

     (a) Common Stock

     Section 1. Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the corporation.

     Section 2. Liquidation Rights. Subject to the liquidation rights of holders of Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of Common Stock shall be entitled to receive all assets of the corporation available for distribution to its stockholders.

     Section 3. Dividends. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, out of funds legally available therefor, subject to the rights of holders of Preferred Stock.

     Section 4. Rights of First Refusal. A holder of shares of Common Stock shall have the rights of first refusal, if any, to subscribe to an additional issue of capital stock of the corporation or of any security convertible into capital stock of the corporation as are set forth in a Stockholders' Agreement dated on or about February 9, 1995, if such holder is a party thereto, subject to the terms and conditions of such agreement, as such agreement may be amended from time to time.

     (b) Preferred Stock. The powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of the Preferred Stock shall be as follows:

     Section 1. (A) The Preferred Stock may be issued from time to time as shares of one or more series of Preferred Stock, and in the resolution or resolutions providing for the issue of shares of each particular series, before issuance, the Board of Directors of the corporation is expressly authorized to fix:

(i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

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(ii) the rate of dividends payable on such series, whether or not such dividends shall be cumulative, the date or dates from which dividends shall accrue and, if cumulative, the relationship with which such dividends shall bear to dividends payable on any other series;

(iii) whether or not the shares of such series shall be subject to redemption by the corporation and, if so, the times, prices and other terms and conditions of such redemption;

(iv) whether or not the shares of such series shall be subject to the operation of a sinking fund or a fund or a similar nature and, if so, the terms thereof;

(v) the rights of the shares of each series in case of liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, or upon distribution of its assets;

(vi) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock of the corporation and, if so, the terms of conversion or exchange;

(vii) whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law and in Section 5 below and, if so, the nature and extent thereof; and

(viii) the consideration to be received by the corporation for the shares of such series.

(B) The shares of the Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from which dividends thereon shall accrue or be cumulative.

(C) In case the stated dividends and the amounts, if any, payable on liquidation, dissolution or winding up of the corporation are not paid in full, the shares of each series of the Preferred Stock, after the payment in full of such dividends and amounts to all series of the Preferred Stock ranking senior to such series and before any payment to any series ranking junior thereto, shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends, in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

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(D) Upon the issuance of any series of Preferred Stock, a certificate setting forth the resolution or resolutions (including the designation, description and terms of such series) adopted by the Board of Directors with respect to such series shall be made and filled in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the corporation by its President or a Vice President, and its corporate seal shall be affixed thereto and attested by its Secretary or an Assistant Secretary, and such certificate shall be filed and kept on file at the principal office of the corporation in the State of Delaware or at such other place or places as the Board of Directors shall designate.

     Section 2. The holders of each series of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds of the corporation legally available for the payment of dividends, dividends in cash at the annual rate for such series provided by the Board of Directors in the certificate made pursuant to paragraph (D) of Section 1 with respect to such series, before any dividends shall be declared and paid upon or set apart for the holders of any series of the Preferred Stock ranking junior to such series as to dividends or of any Junior Stock (as hereinafter defined), payable in respect of each calendar quarter on a date, which shall be provided by the Board of Directors in such certificate with respect to such series, within fifty (50) days following the end of such quarter. Such dividends on the Preferred Stock shall be payable to the holders of such series of record on the date, not exceeding fifty (50) days preceding the dividend payment date, fixed for such purpose by the Board of Directors with respect to such series in advance of the payment of each particular dividend.

     Section 3. If so provided by the Board of Directors in the certificate made pursuant to paragraph (D) of Section 1 with respect to any series of the Preferred Stock, the corporation may redeem the whole or any part of such series, at such time or times and from time to time and at such redemption price or prices as may be provided by the Board of Directors in such certificate and otherwise upon the terms and conditions fixed by the Board of Directors for any such redemptions.

     Section 4. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of each series of the Preferred Stock then outstanding shall be entitled to receive, after the payment in full of all amounts to which to which the holders of all series of the Preferred Stock ranking senior thereto are entitled, out of the assets of the corporation, before any distribution or payment shall be made to the holders of any series of the Preferred Stock ranking junior to such series upon liquidation, dissolution or winding up of the corporation or of any Junior Stock, the amount, if any, for each share provided by the Board of Directors in the certificate made pursuant to paragraph (D) of Section 1. If payment shall have been made in full to the holders of each series of the Preferred Stock, the remaining assets of the corporation shall be distributed among the holders of the Junior Stock, according to their respective rights and preferences and pro rata in accordance with their respective holdings.

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     Section 5. On all matters with respect to which holders of the Preferred Stock or of certain series thereof are entitled to vote as a single class, each holder of Preferred Stock afforded such class voting right shall be entitled to one vote for each share held.

     Section 6. For purposes of this Article IV, the term “Junior Stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized which shall rank junior to all series of the Preferred Stock as to all dividends or preference on dissolution, liquidation or winding up of the corporation.

ARTICLE V

ADDITIONAL PROVISIONS

     Section 1. Existence. The corporation is to have perpetua1 existence.

     Section 2. Amendments to By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is authorized to adopt, amend and repeal the by-laws of the corporation.

     Section 3. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     Section 4. Number of Directors. The number of directors of the corporation shall be fixed from time to time by a by-law or amendment thereof adopted by the Board of Directors.

     Section 5. Amendments to Certificate of Incorporation. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

     Section 6. Liability of Directors. No director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or any successor provisions or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

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Section 7. Right to Indemnification.

(A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or, at the request of the corporation, of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in any official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) of this Article V, Section 7, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article V, Section 7 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article V, Section 7 or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

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(B) If a claim under paragraph (A) of this Article V, Section 7 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(C) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V, Section 7 shall not be exclusive of any other right which any person my have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(D) Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 8. Arrangements with Creditors or Stockholders. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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     IN WITNESS WHEREOF, IMPATH Inc. has caused this Second Restated Certificate of Incorporation to be signed this 16th day of July 2002 in its name and on its behalf by its Secretary, pursuant to Section 103(a) of the General Corporation Law of the State of Delaware.

IMPATH INC. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Secretary

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